Exhibit 99.1

Press Release

Comdial Corporation

106 Cattlemen Road

Sarasota, FL 34232

Telephone (800) 419-3800

Facsimile (941) 554-5012

Contact: Ken Clinebell, Chief Financial Officer

(941) 554-5000 ext. 1513

FOR IMMEDIATE RELEASE

Comdial Reports First Quarter 2004 Results

SARASOTA, FL. – May 17, 2004 – Comdial Corporation (OTC Bulletin Board: CMDZ.OB), a leading provider of IP telephony and unified communications solutions, today reported financial results for the quarter ended March 31, 2004. Net sales for the three months ended March 31, 2004 were $9.0 million compared to $12.3 million for the same period in 2003. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three months ended March 31, 2004 was ($0.9) million compared to $0.6 million for the same period in 2003. Net loss for the three months ended March 31, 2004 was ($3.1) million compared to net loss of ($1.3) million for the same period in 2003 (see “Supplemental Financial Information” section of this press release).

Neil Lichtman, chief executive officer, stated “As previously announced, Comdial’s first quarter net sales and operating results were disappointing compared to previous periods. We expect improvements to both net sales and cash flow from operations as we start delivering our CONVERSip™ Solutions Suite of products in the second quarter and we gain the benefits of adding several new regional sales managers to augment our sales efforts. We are also very excited about our annual Comdial Summit to be held in Sarasota this week where we are bringing together over 100 of our valued channel partners to discuss new product initiatives and other exciting business opportunities.”

Ken Clinebell, chief financial officer, stated, “ Although the operating results for the first quarter were disappointing, we made significant improvements in the inventory levels at Comdial and with our major distribution partners. We continue to be very focused at controlling our costs to maximize operating results for the Company. The recently announced $9 million financing and $2.5 million line of credit facility provides the Company with additional working capital to support growth opportunities in the IP Telephony marketplace.”

Comdial Corporation

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except per share amounts	2004	2003
Net sales	$9,009	$12,316

Gross profit	$3,108	$4,396

Operating loss	$(2,408)	$(541)

Net loss	$(3,137)	$(1,329)

Loss per share:
Basic	$(0.35)	$(0.16)

Diluted	$(0.35)	$(0.16)

Weighted average shares outstanding:
Basic	8,972	8,515

Diluted	8,972	8,515

Comdial Corporation

Unaudited Condensed Consolidated Balance Sheets

In thousands	March 31, 2004	December 31, 2003
Current assets	$18,467	$13,014
Long-term assets	$15,046	$14,662

Total assets	$33,513	$27,676

Current liabilities	$9,068	$8,959
Long-term liabilities	$23,767	$24,116
Stockholders’ equity (deficit)	$678	$(5,399)

Total liabilities and stockholders’ equity (deficit)	$33,513	$27,676

Comdial Corporation

Unaudited Supplemental Financial Information

Non-GAAP Financial Measures

In thousands	Three Months Ended March 31,
	2004	2003
Net loss	$(3,137)	$(1,329)

Depreciation and amortization	$1,024	$1,111

Interest expense, cash	$355	$295
Interest expense, non-cash (1)	$832	$525

EBITDA (2)	$(926)	$602

(1)	Represents amortization of deferred financing costs and accretion of discount on debt
(2)	Earnings before interest, taxes, depreciation and amortization

About Comdial

Comdial is a converged voice and data communications solutions provider with over 25 years of long-standing success as a leading brand. Focused on superior customer service and reliable communications solutions, we are dedicated to producing best-in-class small to mid-sized enterprise communications products. Through innovative technology and flexibility, we are unmatched at providing comprehensive Internet Protocol (IP) communications solutions tailored to meet each customer’s evolving business needs. For more information about Comdial and its communications solutions, please visit our web site at www.comdial.com.

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Comdial Corporation’s ability to obtain additional funding for its business should such funding become necessary, its ability to maintain market share and to grow in a very competitive market, its ability to develop technologically advanced products to keep pace with many competitors that are much larger and have significantly more resources than Comdial, market acceptance of new products it develops, lower than anticipated demand brought about by continued weakness in telecommunications spending, risk of dilution of the Company’s stock from private placement investments including the financing that was completed in March 2004 and from the private placement that was completed in 2002 as well as any other private investments or public offerings that may occur form time to time, dependence on a relatively small number of large customers, ability to maintain necessary engineering, sales, marketing and other key staff members, the risks associated with the outsourcing of its manufacturing requirements, including international risk factors, its ability to achieve its operational goals and to generate positive cash flow, any unfavorable outcome of pending disputes or litigation, including, but not limited to intellectual property infringement claims that arise from time to time and the various other factors set forth from time to time in Comdial’s filings with the SEC, including, but not limited to, Comdial’s Form 10-Q for the three months ended March 31, 2004. Comdial Corporation undertakes no obligation to publicly update or revise the forward-looking statements made in this release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.